EXHIBIT 10.1

COMPLETE AND PERMANENT RELEASE AND RETIREMENT AGREEMENT

Effective on this 9th day of February, 2015 (“Effective Date”), Matthew Williamson (“Mr. Williamson” or “You”) and Brady Corporation (“the Company”) hereby enter into this Complete and Permanent Release and Retirement Agreement to resolve all matters relating to Mr. Williamson’s employment with and retirement from the Company.  Mr. Williamson and the Company hereby agree as follows:

1.    Retirement.

Effective 12:01 a.m. on the Effective Date, Mr. Williamson hereby resigns (a) from his position as Vice President, Brady Corporation and President - Identification Solutions, and (b) from all officer and director positions of all Brady entities. From the Effective Date to June 9, 2015 (the “Separation Date”), Mr. Williamson will remain employed by the Company and receive his current salary and fringe benefits. Until the Separation Date, and at the request of the Company, Mr. Williamson will assist in the transition of duties to his successor and otherwise be available to consult on other issues (“Transitional Duties”) and shall not render services to or work for another entity or person. Mr. Williamson agrees that during the period from the Effective Date to the Separation Date, he shall perform his Transitional Duties with the same level of care, skill, and professionalism as he has applied in the performance of his job prior to the Effective Date. Effective 12:01 a.m. on the Separation Date, Mr. Williamson shall retire from the Company. The Separation Date shall be deemed to be the “Qualifying Event” for insurance continuation and benefit plan purposes under state and federal law. As of the Effective Date, Mr. Williamson shall no longer be entitled to participate in any and all Equity Agreements with the Company, except as described in this Agreement.

2.    Retirement Plan; Equity Agreements.

All of Mr. Williamson’s balances, including Company stock, within any Company retirement plan will be paid out in accordance with the provisions of each plan and Mr. Williamson’s instructions under such plans. In addition, Mr. Williamson shall have all of his preexisting rights with respect to stock options and restricted stock units in accordance with the equity plans and granting agreements governing such equity.

3.    Severance Pay.

In addition to the foregoing, and assuming Mr. Williamson accepts and does not revoke this Agreement, Mr. Williamson will be provided severance payments totaling $447,620.00, less required withholding, payable in equal installments over 24 months following the Separation Date in accordance with the Company’s normal payroll practices, with the first such payment to be made on the first pay date occurring after the Separation Date. Each severance installment payable under this paragraph 3 shall constitute a separate “payment” within the meaning of Treasury Regulation Section 1.409A-2(b)(2). Mr. Williamson will also receive payment for his accrued and unused vacation as of the Separation Date.

Mr. Williamson will also be provided the option of: (i) selecting retiree health insurance benefits or healthcare benefits under COBRA in accordance with the Company’s healthcare plans and applicable law, provided that if Mr. Williamson selects COBRA benefits, the first six (6) months of COBRA benefits will be at active employee rates and the remaining period of COBRA benefits will be at regular COBRA rates; (ii) retaining his cell phone fully wiped of all Company-related data and information; (iii) purchasing his Company vehicle for 80% of its book value as of the Effective Date (without return of, or offset of, any funds paid by Mr. Williamson toward the Company’s initial purchase of the vehicle); and (iv) selecting outplacement services chosen by the Company or the payment of $7,500.

4.    Adequate Consideration.

Mr. Williamson acknowledges that the Company is under no pre-existing obligation to pay him any of the severance payments or benefits described in paragraph 3 above, that no amounts are due and owing Mr. Williamson other than vested benefits to which he is otherwise entitled (“vested benefits”), and that the foregoing benefits are adequate consideration for Mr. Williamson’s commitments in this Agreement. The parties agree that the foregoing constitute all of the payments and benefits to be provided to Mr. Williamson under this Agreement, and that they are in full settlement of all payments and benefits, including but not limited to, claims for wages, vacation pay, sick pay, bonuses, incentive plans, commissions, relocation costs, severance payments, stock options, or any other compensation.

5.    Release Of All Claims; Covenant Not to Sue.

(a)
In consideration of the payments and benefits described above, and to the fullest extent allowed by law, Mr. Williamson, for himself, his agents, spouse, heirs, successors and assigns (“Williamson Releasors”), hereby releases and forever discharges the Company, its shareholders, direct and indirect subsidiaries, related entities, predecessors, assigns, parents, successors, affiliates, Company benefit plans, Company fiduciaries, Company administrators and its and their directors, officers, employees (current and former), attorneys, agents, and all other representatives (“Company Releasees”), from any and all charges, claims, suits and expenses (including attorneys’ fees and costs), whether known or unknown, including, but not limited to, claims of age or other discrimination, breach of contract, wrongful discharge, constructive discharge, claims under the Wisconsin Fair Employment Act, § 111.31, et. seq. Wis. Stats.; Title VII of The Civil Rights Act of 1964, as amended, 42 U.S.C. § 2000e, et. seq .; the Age Discrimination in Employment Act, 29 U.S.C. § 621 et. seq.; the common law of Wisconsin, or any other federal, state or local law relating to employment  (“Released Claims”). The Released Claims include any and all matters in connection with or relating in any way to Mr. Williamson’s employment with the Company and his retirement from the Company, provided, however, that nothing herein shall release, diminish, or otherwise affect Mr. Williamson’s vested benefits.  Notwithstanding the foregoing, this release and waiver of claims does not waive, release or discharge: (i) claims arising after the execution of this Agreement; (ii) any right to file an administrative charge or complaint with the Equal Employment Opportunity Commission or other administrative agency, although he waives any right to monetary relief related to such a charge or administrative complaint; (iii) claims which cannot be waived by law, such as claims for workers' compensation; (iv) claims to enforce the terms of this Agreement; (v) claims for indemnification Mr. Williamson may have pursuant to the Company’s Bylaws, Articles of Incorporation or applicable laws; or (vi) claims to enforce rights to vested benefits, such as pension or retirement benefits (“Non-Released Claims”).

(b)
The Williamson Releasors hereby covenant not to sue and hereby release and discharge and agree to defend and indemnify the Company Releasees from any and all statutory and common law claims that they have or may have against the Company Releasees arising prior to or on the Effective Date of this Agreement, including, without limitation, any actual or potential claims relating to any actual or alleged violation by the Company Releasees of any federal, state or local statutes, any actual or potential claim of any type under Wisconsin law, any actual or potential claim for economic damages, intentional and/or negligent infliction of emotional distress, intentional and/or negligent misrepresentation, breach of contract, breach of the covenant of good faith and fair dealing, any actual or potential claim for unpaid wages, severance pay, bonus, sick leave, overtime wages, holiday pay, vacation pay, life insurance, health and medical insurance, or any other fringe benefit, and/or any actual or potential claim for attorneys’ fees, costs, disbursements and/or the like; provided, however, Non-Released Claims are excluded from this paragraph 5(b). You further agree that if you or any of the Williamson Releasees breach this paragraph 5(b), the Company shall be entitled to seek all relief and recover all damages available to it under any legal theory, including, but not limited to, the recovery of the value of all amounts paid as of the time of such breach, as well as the right to cease making further payments pursuant to this Agreement. However, the prior two sentences shall not apply to any action You may bring challenging the validity of this Release under the ADEA, which you may do without penalty. You further agree that notwithstanding any breach of this paragraph 5(b), you are and shall continue to be bound the remaining provisions of this Agreement, including the non-disparagement, confidentiality, non-solicitation and non-competition clauses.

6.    Non-Admission.

Mr. Williamson and the Company agree that this Complete and Permanent Release and Retirement Agreement shall not constitute an admission by the Company that it has acted wrongfully with respect to Mr. Williamson or that it has discriminated against him or against any other individual.

7.    Confidential Agreement.

Except as permitted below, Mr. Williamson hereby agrees to keep the terms of this Complete and Permanent Release and Retirement Agreement confidential, and he agrees that he shall neither directly nor indirectly disclose the terms of this Agreement to any other person or entity except to his attorneys, tax preparers or financial advisors, and immediate family members, but only on the condition that they agree to abide by the terms of this confidentiality clause, unless compelled by law or until such time as it has been publicly disclosed by the Company.

8.    Non-Disparagement.

Mr. Williamson agrees that at no time will he make or publish any communication (whether written or oral), or instigate, assist or participate in the making or publication of any communication (whether or not such communication legally constitutes libel or slander), which would disparage or harm the Company, its officers, directors, or employees, its products or practices, or any entity affiliated with Company, in its or their business reputation. For its part, the Company agrees that its officers and directors will at no time make or publish any communication (whether written or oral), or instigate, assist or participate in the making or publication of any communication (whether or not such communication legally constitutes libel or slander), which would disparage or harm Mr. Williamson in his business reputation. The foregoing is agreed, however, not to limit Mr. Williamson’s or the Company’s respective obligations to testify honestly and accurately in any legal proceeding. You expressly understand and agree that any breach of this paragraph by You shall constitute a material breach of this Agreement, which shall cause irreparable harm to the Company and, therefore, in the event of a breach of this paragraph 8, the Company shall be entitled to seek all relief and recover all damages available to it under any legal theory, including, but not limited to, the recovery of the value of all amounts paid as of the time of such breach, as well as the right to cease making further payments pursuant to this Agreement. Mr. Williamson further agrees that notwithstanding any breach on his part of this paragraph 8 at any time during the course of this Agreement, he is and shall continue to be bound the provisions of this paragraph 8 governing non-disparagement and all other provisions of this Agreement, including, without limitation, the confidentiality, non-solicitation and non-competition clauses under paragraph 9.

9.    Confidentiality, Non-Solicitation and Non-Compete.

Mr. Williamson and the Company specifically agree that the payments under paragraph 3 above shall be deemed to fully satisfy any obligation the Company may have to provide salary payments to Mr. Williamson under any Confidential Information or Non-Compete Agreement he may have signed.  All Confidentiality, Non-Solicitation and Non-Compete restrictions and responsibilities to which Mr. Williamson will be subject after execution of this Agreement are set forth in this Paragraph 9.  In addition, and as further consideration for this Agreement, Mr. Williamson agrees to, understands and acknowledges the following:

(a)
During Mr. Williamson’s employment with the Company, he was provided with Confidential Information relating to the Company, its business and clients, the disclosure or misuse of which would cause severe and irreparable harm to the Company. Mr. Williamson agrees that all Confidential Information is and shall remain the sole and absolute property of the Company. On the earlier of the Separation Date and a date designated by the Company between the Effective Date and the Separation Date: (i) Mr. Williamson shall immediately return to the Company all property, documents and materials belonging to the Company, including but not limited to his Company cell phone (should he elect not to retain it), Company iPad, Company computer, Company vehicle (should he elect not to purchase it) and materials and documents , paper or electronic, provided to him or generated by him, in the course of his employment and that concern or relate to any aspect of the Company’s business, including without limitation Confidential Information, in any form whatsoever, including but not limited to, all copies, abstracts, electronic versions, and summaries thereof; and (ii) Mr. Williamson’s access to Company facilities and computer systems shall terminate. Mr. Williamson further agrees that he will not disclose or use, or otherwise permit the use or disclosure of any Confidential Information of the Company. For purposes of this Agreement, Confidential Information means any and all financial, technical, commercial or other information concerning the business and affairs of the Company that is confidential and proprietary to the Company, including without limitation:

(i)
information relating to the Company’s past and existing customers and vendors and development of prospective customers and vendors, including specific customer product requirements, pricing arrangements, payments terms, customer lists, terms and conditions of sale and other similar information;

(ii)	inventions, designs, methods, discoveries, works of authorship, creations, improvements or ideas developed or otherwise produced, acquired or used by the Company;

(iii)
the Company’s proprietary programs, processes or software, consisting of but not limited to, computer programs in source or object code and all related documentation and training materials, including all upgrades, updates, improvements, derivatives and modifications thereof and including programs and documentation in incomplete stages of design or research and development;

(iv)
the subject matter of the Company’s patents, design patents, copyrights, trade secrets, trademarks, service marks, trade names, trade dress, manuals, operating instructions, training materials, and other industrial property, including such information in incomplete stages of design or research and development; and,

(v)
other confidential and proprietary information or documents relating to the Company’s products, business and marketing plans and techniques, strategic planning documents, sales and distribution networks and any other information or documents which the Company protects as being confidential.

(b)
Mr. Williamson further agrees that he shall not engage in any of the conduct described in subsection (i) below, either directly or indirectly, or as an employee, contractor, consultant, advisor, promoter, sponsor, partner, officer, director or stockholder or act in any other capacity for any person, firm, partnership or corporation, whether foreign or domestic:

(i)	For a period of 24 months following the Separation Date, Mr. Williamson:

(A)
will not accept employment with, or advise or consult to or with, any person or entity engaged in a “Competitive Activity” in any capacity in which he will have any responsibility, including but not limited to responsibility for sales, marketing, new product development, product innovation, design, manufacturing and/or strategic planning, and/or the supervision or management of any of the foregoing functions, with respect to any Competitive Product anywhere in the Territory; and,

(B)
will not accept employment with, or advise or consult to or with, any Customer in any capacity that involves any participation of any kind in any aspect of a Customer’s relationship with the Company, including but not limited to the Customer’s purchase, sale, use and/or marketing of any of the Company’s products or services, the negotiation of terms, conditions and pricing with the Company, and/or providing assistance, guidance or advice to any other employees of the Customer with respect to any of the foregoing matters.

(C)
will not, directly or indirectly, (x) recruit, solicit or knowingly induce or attempt to induce, encourage or recommend, any employee, independent sales representative, supplier, customer, shareholder, bank, other business partner or consultant of the Company to curtail or terminate an employment or other relationship with the Company or (y) hire, employ, retain or in any way compensate for services any then current employee of the Company; and

(D)
will not, directly or indirectly, knowingly (x) induce or attempt to induce, encourage or recommend, any Customer to curtail or terminate its relationship with the Company, or (y) solicit, or assist any other person in soliciting, a customer relationship with any such Customer except for a purpose that is not a Competitive Activity.

“Competitive Activity” means any business activity that is competitive with a business activity undertaken by the Company within the 24 month period prior to the Separation Date. Any person or entity, including but not limited to a Customer (defined herein as a customer or distributor below) , which markets, sells or distributes any Competitive Product shall be considered to be engaged in a Competitive Activity.

“Competitive Product” means any product or service that is competitive with any product or service which, as of the Separation Date, is being designed, marketed, manufactured, distributed or sold by or for the Company, or is being developed for marketing, distribution or sale by or for the Company.

“Customer” means any customer or distributor of the Company with which (x) Mr. Williamson personally had business-related interaction at any time during the 24 months prior to the Separation Date and (y) any other customer or distributor of the Company about whom or which Mr. Williamson is knowledgeable, either by virtue of having supervised or managed, directly or indirectly, at any time during the 24 months preceding the Separation Date, the person or persons with responsibility for the customer or distributor, or by virtue of having access, during any portion of the 24 months period prior to the Separation Date, to information regarding the customer or distributor.

“Territory” shall include the entire world, which Mr. Williamson acknowledges is the territory in which the Company markets and sells its products and services and with respect to which he has had responsibilities.

Mr. Williamson acknowledges that the restrictions set forth above in subsections (i)(A) and (B) of this paragraph 9 are reasonable and necessary to protect the Company’s legitimate competitive interests because if Mr. Williamson were to work or consult in any of the prohibited capacities it would be impossible for him to do so without taking advantage of the Company’s Confidential Information to the Company’s competitive detriment.

If You receive an employment or consulting offer during the 24 months following the Separation Date, then before commencing such employment or consulting, You will provide written notice to the Chief Executive Officer of the Company of the offer and sufficient details to permit the Company to determine whether the employment or consulting would be a violation of this Agreement. The Company will then notify You within 48 hours receipt of such information whether the Company considers the proposed employment or consulting to be a breach of this Agreement.

(c)
Mr. Williamson acknowledges and agrees that compliance with this paragraph 9 is necessary to protect the legitimate business interests of the Company. You expressly understand and agree that any breach of paragraph 9 by You shall constitute a material breach of this Agreement, which shall cause irreparable harm to the Company for which there will be no adequate remedy at law. In the event of a breach of paragraph 9, or any part thereof, the Company, and its successors and assigns, shall be entitled to institute and prosecute proceedings in any Court of competent jurisdiction for injunctive relief to enjoin Mr. Williamson from performing services in breach of paragraph 9, and for other and further relief as is proper under the circumstances. Mr. Williamson hereby agrees to submit to the jurisdiction of any Court of competent jurisdiction in any disputes that arise under this Agreement.

(d)
In the event of a breach of paragraph 9, the Company shall be entitled to seek all relief and recover all damages available to it under any legal theory, and for its damages Company shall have, in addition to other allowable damages, the option either to: (i) recover from Mr. Williamson all severance payments made to Mr. Williamson during the period of time in which Mr. Williamson was in breach of paragraph 9; or (ii) to be relieved of any future obligations to pay any additional severance payments pursuant to paragraph 3. Regardless of which option the Company elects, the Company shall retain all rights to the injunctive relief provided for in subparagraph (c) above. In the event that Mr. Williamson should successfully pursue an argument that any provision in this Agreement is unreasonable and unenforceable, then the Company shall be entitled to recover from Mr. Williamson all severance payments made by the Company to Mr. Williamson and cease making further severance payments because, as Mr. Williamson acknowledges and agrees, the Company would never have agreed to make those severance payments to him if he had not agreed to all the terms, conditions and restrictions set forth in this Agreement, which he again acknowledges to be reasonable and necessary for the protection of the Company’s legitimate business interests. Finally, in the event of a breach of paragraph 9, the 24 month post-termination restriction period will be extended by a period of time equal to the period of time during which Mr. Williamson was in breach of paragraph 9.

(e)
Mr. Williamson further agrees that notwithstanding any breach on his part of any portion of this paragraph 9 at any time during the course of this Agreement, he is and shall continue to be bound by the remaining provisions of this paragraph 9 governing confidentiality, non-solicitation and non-competition and all other provisions of this Agreement, including the non-disparagement clause under paragraph 8.

(f)
MR. WILLIAMSON HAS READ THIS ENTIRE PARAGRAPH 9 AND AGREES THAT THE CONSIDERATION PROVIDED BY THE COMPANY IS FAIR AND REASONABLE AND FURTHER AGREES THAT GIVEN THE IMPORTANCE TO THE COMPANY OF ITS CONFIDENTIAL AND PROPRIETARY INFORMATION, THE FOREGOING RESTRICTIONS ON HIS ACTIVITIES ARE LIKEWISE FAIR AND REASONABLE.

10.    Assignment; Non-Waiver; Cumulation of Remedies and Attorney’s Fees and Costs.

If Mr. Williamson should die while any amounts are still payable to him pursuant to this Agreement, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to Mr. Williamson’s devisee, legatee, or other designee, or if there be no such designee, to his estate. The failure by Company at any time to enforce any of the provisions of this Agreement or any right or remedy available hereunder or at law or in equity will not constitute a waiver of such provision, right, or remedy, or affect the validity of this Agreement. The waiver of any default will not be deemed a continuing waiver. Except as expressly provided herein, all remedies available to Company for breach of this Agreement or at law or in equity are cumulative and may be exercised concurrently or separately. In addition, the Company shall be entitled to recover all reasonable attorney’s fees and costs it incurs in enforcing any of its rights under this Agreement. Mr. Williamson agrees that Company has a right to set off against any future severance payments any sums which Company is entitled to recover due to Mr. Williamson’s breach of this Agreement.

11.    Section 409A.

The intent of the parties is that the payments and benefits under this Agreement comply with or be exempt from Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and guidance promulgated thereunder (collectively, “Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith.  If Mr. Williamson or the Company believes, at any time, that any payment pursuant to this Agreement is subject to taxation under Section 409A of the Code, then (i) it shall advise the other and (ii) to the extent such correction is possible to avoid taxation under Section 409A without any material diminution in the value of the payments or benefits to Mr. Williamson, the Company and Mr. Williamson shall reasonably cooperate in good faith to take such steps as necessary, including amending (and, as required, consenting to the amendment of) the terms of any plan or program under which such payments are to be made, in the least restrictive manner necessary in order to comply with the provisions of Section 409A and the Section 409A Regulations in order to avoid taxation under Section 409A.

Notwithstanding anything contained herein to the contrary, if at Mr. Williamson’s separation from service, (a) he is a specified employee as defined in Section 409A and (b) any of the payments or benefits provided hereunder constitute deferred compensation under Section 409A, then, and only to the extent required by such provisions, the date of payment of such payments or benefits otherwise provided shall be delayed for a period of six months following the separation from service.

12.    Advice of Counsel and Review of Agreement.

Mr. Williamson acknowledges that this Agreement constitutes a voluntary waiver and release of all of his rights and claims under the Age Discrimination in Employment Act (“ADEA”), as amended, and its implementing regulations, and pursuant to the Older Workers Benefit Protection Act of 1990 (“OWBPA”), and he is executing this Agreement, including the waiver and release, in exchange for good and valuable consideration stated herein. Mr. Williamson acknowledges that he is aware of his right to review this Agreement with legal counsel of his choice prior to signing it and that he is further aware that he has twenty-one (21) days during which to consider the provisions of this Agreement, although he may sign and return it sooner. He further understands that he has the right to revoke this Agreement for a period of seven (7) days after its execution. Mr. Williamson understands that this Agreement shall not become effective or enforceable until the eighth (8th) day following his execution of this Agreement.

13.    Entire Agreement; Severability; Counterparts; Law.

This Complete and Permanent Release and Retirement Agreement sets forth the entire agreement between the parties and fully supersedes any and all prior agreements or understandings between Mr. Williamson and the Company. In the event that any clause, provision or paragraph of this Agreement is found to be void, invalid or unenforceable, such finding shall have no effect on the remainder of this Agreement, which shall continue to be in full force and effect. Each provision of this Agreement shall be valid and enforced to the fullest extent permitted by law. This Agreement may be executed in one or more counterparts or duplicate originals, all of which, taken together, shall constitute one and the same instrument. Facsimile or electronic signatures shall be equally binding as originals. This Agreement shall be governed and construed in accordance with the laws of the State of Wisconsin, and shall be binding upon the parties hereto and their respective successors and assigns.

Date: February 9, 2015	/s/ MATTHEW WILLIAMSON
Matthew Williamson

BRADY CORPORATION

/s/ J. MICHAEL NAUMAN
Its Authorized Representative